Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form F-3 of Navios Maritime Partners L.P. of our report dated November 2, 2010 relating to the balance sheets of Navios GP L.L.C., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers S.A.
Athens, Greece
November 2, 2010